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                                                                           --------------------------------
                                                                                     OMB APPROVAL
                                                                           --------------------------------
                           UNITED STATES                                   OMB Number:     3235-0145

                SECURITIES AND EXCHANGE COMMISSION                         Expires:       August 31,1999

                      Washington, D.C. 20549                               Estimated average burden
                                                                           hours per response.... 14.90
                                                                           --------------------------------
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                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                              (Amendment No. 2       ) *
                                            ---------


           EBIX.com Inc. (formerly, Delphi Information Systems, Inc.)
 -------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    247171200
                -------------------------------------------------
                                 (CUSIP Number)




 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



       /x/  Rule 13d-1 (b)


       /_/  Rule 13d-1(c)


       /_/  Rule 13d-1(d)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).








Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)                                               Page 1 of 3 pages






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CUSIP No.            247171200
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           1.  Names of Reporting Persons.             WEISS, PECK & GREER, L.L.C.

               I.R.S. Identification Nos. of above persons (entities only).       13-2649199


------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)


               (a) /_/

               (b) /x/
------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization      DELAWARE
------------------------------------------------------------------------------------------------------------------------------------

                         5.   Sole Voting Power                0
Number of          -----------------------------------------------------------------------------------------------------------------
Shares Bene-
ficially owned           6.   Shared Voting Power              253,400
by Each            -----------------------------------------------------------------------------------------------------------------
Reporting
Person With:             7.   Sole Dispositive Power           0
                   -----------------------------------------------------------------------------------------------------------------

                         8.   Shared Dispositive Power         253,400
------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person                0



          10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)         /x/



          11.  Percent of Class Represented by Amount in Row (11)           2.87


------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)
------------------------------------------------------------------------------------------------------------------------------------
BD, IA
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                                                           Page 2 of 3 pages


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Item 5.  Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Instruction: Dissolution of a group requires a response to this item.

Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              November 17, 1999
                               -----------------------------------------------
                                                     Date



                                    /s/ Richard Pollack
                               -----------------------------------------------
                                                  Signature



                               Richard Pollack, Gen'l Counsel/Managing Director
                               -----------------------------------------------
                                                  Name/Title





The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)






                                Page 3 of 3 pages